As filed with the Securities and Exchange Commission on June 15, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BWAY HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	3411	30-3624491
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

(770) 645-4800

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

BWAY Holding Company 2007 Omnibus Incentive Plan

BCO Holding Company Stock Incentive Plan

1995 Long-Term Incentive Plan

(Full Title of the Plan)

Kevin C. Kern

Chief Financial Officer and Vice President of Administration

BWAY Holding Company

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350

(770) 645-4800

(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	8,850,268	$18.00	$159,304,824	$4,891

(1)	The number of shares being registered represents the shares issuable under the BWAY Holding Company 2007 Omnibus Incentive Plan, BCO Holding Company Stock Incentive Plan and the 1995 Long-Term Incentive Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that became issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference.

BWAY Holding Company’s (the “Company”) Registration Statement filed on Form S-1 on March 9, 2007, as subsequently amended on April 18, 2007, May 7, 2007, May 21, 2007, May 30, 2007, June 7, 2007 and June 12, 2007 with the Securities and Exchange Commission (the “Commission”) by the Company is incorporated herein by reference.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

BWAY Holding Company’s By-Laws authorize the indemnification of officers and directors of the corporation consistent with Section 145 of the Delaware Corporation Law, as amended. BWAY Holding Company has entered into indemnification agreements with its directors providing the directors contractual rights to indemnification, and expense advance and reimbursement, to the fullest extent permitted under the Delaware Corporation Law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 15, 2007.

BWAY HOLDING COMPANY

By:	/s/ Kevin C. Kern
	Name:	Kevin C. Kern
	Title:	Vice President of Administration
and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Jean-Pierre M. Ergas* Jean-Pierre M. Ergas	Executive Chairman and Director

/s/ Kenneth M. Roessler* Kenneth M. Roessler	President and Chief Executive Officer

/s/ Kevin C. Kern Kevin C. Kern	Vice President of Administration and Chief Financial Officer (Principal Accounting Officer)

/s/ Warren J. Hayford* Warren J. Hayford	Vice Chairman and Director

/s/ Lawrence A. McVicker* Lawrence A. McVicker	Director

/s/ David M. Roderick* David M. Roderick	Director

/s/ Thomas R. Wall, IV* Thomas R. Wall, IV	Director

/s/ David L. Wahrhaftig* David L. Wahrhaftig	Director

* By:	/s/ Kevin C. Kern Kevin C. Kern	Attorney-in-Fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

4.1	Amended and Restated Certificate of Incorporation of BWAY Holding Company (incorporated by reference to Exhibit 3.1 to the fourth amendment to the Registrant’s Registration Statement on Form S-1 filed on May 30, 2007 (No. 333-141174)).

4.2	Form of By-laws of BWAY Holding Company (incorporated by reference to Exhibit 3.2 to the fourth amendment to the Registrant’s Registration Statement on Form S-1 filed on May 30, 2007 (No. 333-141174)).

4.3	Form of certificate for the Common Stock of BWAY Holding Company, without par value (incorporated by reference to Exhibit 4.13 to the fourth amendment to the S-1 Registration Statement filed on May 30, 2007 (File No. 333-141174)).

5.1	Opinion of Debevoise and Plimpton, LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Debevoise and Plimpton, LLP (included in Exhibit 5.1).

24.1	Power of Attorney.